UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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SCHEDULE 14A INFORMATION
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Ryder System, Inc.
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[The following letter supplements information contained in Ryder System’s Definitive Proxy Statement dated March 15, 2021. In connection with Ryder’s Annual Meeting of Shareholders on May 7, 2021, Ryder is communicating the information below to its shareholders commencing on April 27, 2021.]

Dear Ryder Shareholder:

Ryder System, Inc. is holding its 2021 Annual Meeting of Shareholders on May 7, 2021 (the “Annual Meeting”). By now, you should have received our Notice of the Annual Meeting and Proxy Statement. You can also view our proxy statement at: https://www.proxyvote.com.

We are writing to ask that you vote in accordance with our Board’s recommendation by voting “AGAINST” Proposal 5 – Shareholder Proposal Regarding Written Consent. Proposal 5 is an advisory shareholder proposal that requests lowering the ownership threshold from 25% of shares to 10% of shares to request a record date to initiate written consent. We urge you to do vote “AGAINST” this proposal for the following reasons:

•Our By-Laws already allow shareholders to call a special meeting with a low threshold of 10% and to nominate directors through a meaningful proxy access right. Calling a special meeting provides shareholders with notice, full disclosure, and an equitable opportunity to participate in matters between annual meetings. In addition, a shareholder or a group of shareholders owning an aggregate of at least 3% of outstanding Ryder shares for at least three years may also include director nominees in Ryder’s proxy materials. Lowering the ownership threshold to request a record date to initiate written consent is unnecessary given our broader governance framework.
•As recently as 2018, our shareholders overwhelmingly approved the current 25% ownership threshold for written consent. As disclosed in our 2018 proxy statement, we conducted a robust shareholder engagement and a majority of the shareholders consulted supported the 25% ownership threshold over lower threshold options. In fact, the 25% ownership threshold was approved by 87% of votes cast at our 2018 annual meeting, representing 81% of outstanding shares.
•Taking action by written consent is subject to potential abuse. Without a meaningful ownership threshold of 25%, a narrow subset of shareholders with special interests could initiate action and make fundamental corporate changes without input from other shareholders.
Your vote is important to us and our Board believes voting AGAINST Proposal 5 is in the best interest of our shareholders. We appreciate and thank you for your continued support of Ryder.

Sincerely,
/s/ Robert D. Fatovic